Exhibit 99.1

HF Financial Corp. Reports Fiscal Third Quarter Profit,
Declares Regular Quarterly Dividend of $0.1125 per Share

Capital Ratios Strengthened

SIOUX FALLS, SD, April 25, 2011 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $459,000, or $0.07 per diluted share in the fiscal third quarter ended March 31, 2011, down from $1.7 million, or $0.25 per diluted share in the fiscal second quarter of 2011.  Net income for the fiscal third quarter a year ago was $1.8 million, or $0.26 per diluted share.  In the first nine months of fiscal 2011, net income totaled $2.7 million, or $0.39 per diluted share, compared to $4.6 million, or $0.86 per diluted share in the first nine months of fiscal 2010 when it had 1.6 million fewer diluted weighted average shares than it did at March 31, 2011.

“We have grown our capital, maintained our uninterrupted payment of dividends and continue our efforts to build shareholder value and leverage our platform as we expand into the Twin Cities,” said Curt Hage, Chairman, President and Chief Executive Officer.  “Our dairy portfolio continues to experience stress, though we believe we are moving efficiently towards resolution of the non-performing loans in that category.  Our reserves remain strong and the non-dairy portion of our loan portfolio is performing well.  Loan diversification has been an important part of our success and has enabled us to weather the economic downturn better than many of our peers.”

Fiscal Third Quarter Financial Highlights (at or for the period ended March 31, 2011)

•                  Capital levels well exceeded the regulatory required levels of 10%, 6% and 5%, respectively, to meet the well-capitalized requirement established by regulators:

•       Total risk-based capital to risk weighted assets was 12.60%

•       Tier 1 capital to risk-weighted assets was 11.71%

•       Tier 1 capital to total adjusted assets was 9.39%.

•                  Cash dividends, paid for over 18 years, are an important part of building shareholder value.  The most recent dividend of $0.1125 per share generates a current annualized yield of 4.10% at recent market prices.

•                  Nonperforming assets (NPAs) increased to $34.4 million, or 2.85% of total assets in the third fiscal quarter, from $31.7 million, or 2.58% of total assets in the previous quarter, with the majority of NPAs linked to the dairy industry.  Classified assets declined to $74.5 million at March 31, 2011 from $81.8 million at December 31, 2010.

•                  Total adjusted revenue for the three quarters ended March 31, 2011, which excludes other-than-temporary impairment credit loss and net gains on the sale of securities, increased 7.5% compared to the same period in the prior fiscal year due to the combination of increases in net interest income and noninterest income.  Adjusted revenue is a non-GAAP financial measure.

•                  The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) maintained its stability at 3.31% in the fiscal third quarter compared to 3.32% in the previous quarter.  For the nine months ended March 31, 2011, the NIM, TE remained steady at 3.32%.  NIM, TE is a non-GAAP financial measure.

•                  Due largely to the seasonal outflow of public funds, total deposits decreased $21.9 million compared to the previous quarter.  In-market deposits excluding public funds increased $3.9 million from December 31, 2010.

•                  Borrowings declined as loan repayments were deployed to reduce external borrowings.

•                  Tangible common equity ratio increased from the previous quarter to 7.58% and tangible book value increased to $13.06 per share.

Economic Update

In March, South Dakota’s unemployment rate was 4.9%, down from 5.1% in March 2010.  “This year there were 2,900 more employed workers in the state than a year ago, whereas a year ago South Dakota saw a year-over-year loss of 5,200 workers” according to Pam Roberts, State Labor and Regulation Secretary.

“Our economy is picking up as many major companies have call centers here and we have not been dependent on the depressed construction market,” said Hage.  “We remain focused on providing banking services to the greater Sioux Falls market and meeting the borrowing needs of our community.  Additionally, we see opportunities in the Twin Cities market where many banks have been weakened by the economic recession and borrowers are looking for strong financial institutions like HF Financial.”

Expansion into the Twin Cities

HF Financial Corp. will be opening a new branch at 3601 Minnesota Drive in Bloomington, MN in the spring of 2011.  The branch will operate under the identity of Infinia Bank, a Division of Home Federal Bank of South Dakota.  The name change is for the purpose of distinguishing the branch operations from other financial institutions in the Twin Cities market with a similar name as Home Federal.  Stephen Bianchi, President-Twin Cities, who has extensive experience in Minnesota banking, will lead the Twin Cities initiative.  “The Twin Cities provides considerable opportunities for a strong bank franchise.  The large metropolitan area will allow us to leverage our strong platform established in South Dakota where personnel and franchise costs are less expensive” said Bianchi.  “Our focus will be on business banking until we identify additional opportunities that could help us build out the full-service community bank presence.”

Asset Quality and Balance Sheet Review

“Loans and leases declined primarily from pay down activity within the commercial and ag real estate loan categories, which contributed to the decline in total assets since December 31, 2010,” noted Darrel Posegate, President of Home Federal Bank.  Also impacting the balance sheet were the increases in lower cost funding sources and the repayment of external borrowings.  Loans and leases receivable, net declined by $22.3 million to $825.3 million at March 31, 2011 from the preceding quarter, while loans held for sale declined by $10.3 million from the preceding quarter.  Liquidity continues to remain high, both on balance sheet and through off-balance sheet access to funds.

Largely because of the outflow of seasonal public funds, deposits decreased to $888.4 million from $910.3 million at December 31, 2010.  Noninterest-bearing demand deposits totaled $108.9 million at March 31, 2011, or 12.3% of the deposit portfolio.  Total low-cost deposits (excluding all time deposits) were $500.5 million or 56.3% of the deposit portfolio compared to $444.2 million or 52.9% of total deposits a year ago when certificates of deposits were a higher percentage of total deposits.  “We continue transitioning from a thrift balance sheet — where a large amount of deposits consisted of certificates of deposit — to a bank balance sheet with a greater portion of our deposits in transaction accounts,” said Hage.

Nonperforming assets (NPAs) increased to $34.4 million at March 31, 2011, from $31.7 million the previous quarter.  Total NPAs were 2.85% of total assets at the end of March, compared to 2.58% at December 31, 2010.  As noted in the previous quarter, the problem credits are primarily related to the deterioration in dairy farming.  Dairy loans totaled approximately $44.5 million at March 31, 2011, with $17.3 million in nonperforming status.  “We are beginning to see some resolution in the non-performing status of our dairy loans through foreclosures and improved dairy prices which we expect will support our current valuations,” Hage said.  Nonperforming assets consist of non-accruing loans, accruing loans 90 days or more past due and foreclosed assets.

The allowance for loan losses at March 31, 2011 totaled $13.5 million, representing 1.61% of total loans outstanding and 40.1% of nonperforming loans, compared to $13.1 million, or 1.52% of total loans and 41.4% of nonperforming loans at December 31, 2010.  Non-accruing loans and leases totaled $27.1 million, compared to $26.9 million in the preceding quarter.  Net charge-offs in the quarter totaled $1.5 million, or 0.71%, annualized, of average loans outstanding, compared to $538,000, or 0.24%, annualized, of average loans outstanding the fiscal second quarter.  At March 31, 2011, the total amount of restructured loans that are performing is $4.3 million while restructured loans in nonaccrual status was $12.0 million.  Restructured loans consist primarily of agricultural loans.

The investment securities portfolio held six trust preferred pools at an adjusted cost basis of $8.8 million and a fair value of $3.4 million.  The Company recorded a $549,000 net impairment credit loss on these investments for the quarter, compared to no adjustments for the previous quarter.

Tangible common shareholders’ equity to tangible assets increased to 7.58% at March 31, 2011 compared to 7.37% at December 31, 2010.  Tangible book value per common share increased to $13.06, compared to $12.90 in the previous quarter.

Capital ratios continued to strengthen and as a result, HF Financial remains well-capitalized with Tier 1 Capital to Risk Weighted Assets of 11.71% at March 31, 2011, while its Tier 1 Capital to Adjusted Total Assets was 9.39%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

The provision for loan losses increased from the preceding quarter by $681,000, gain on sale of loans decreased by $479,000, net impairment credit losses increased $549,000, and noninterest expense decreased $552,000.  These were the primary factors which resulted in a decreased net income, before income taxes, of $2.0 million when compared to the linked-quarter ended December 31, 2010.

Third quarter fiscal 2011 net interest income, before the provision for loan losses, decreased by $595,000 on a linked-quarter basis and decreased $307,000 from the same period in fiscal 2010.  Net interest income totaled $9.0 million for the third quarter of fiscal 2011 compared to $9.6 million for the second quarter of fiscal 2011, and $9.4 million in the year ago quarter.

The NIM, TE, as a percentage of average earning assets was 3.31% for the third quarter of fiscal 2011 compared to 3.32% for the previous quarter.  Year-to-date, the NIM, TE remained at 3.32% and the same as in the first nine months of fiscal 2010.

Fiscal third quarter noninterest income was $2.6 million, or a $1.3 million decrease from the preceding quarter. This reduction was due primarily to a decrease in single-family mortgage activity from the record levels experienced in the second quarter of fiscal 2011, while a seasonal reduction in interchange income also affected fees on deposits.  The Company also recorded a $549,000 net impairment credit loss on investments for the quarter, compared to no adjustments for the previous quarter.  On a fiscal year-to-date basis, noninterest income has increased by $2.4 million to $10.2 million when compared to the same period of the prior fiscal year.

Noninterest, or operating, expenses decreased to $9.1 million in the third quarter of fiscal 2011 from $9.6 million in the second quarter of fiscal 2011, primarily reflecting lower compensation expenses, marketing fees and professional fees.  On a fiscal year-to-date basis, noninterest expense has increased by $1.9 million to $28.2 million when compared to the same period of the prior fiscal year.

Quarterly Dividend Declared

The board of directors has declared another regular quarterly cash dividend of $0.1125 per common share for the third quarter of fiscal 2011.  The dividend is payable May 13, 2011 to stockholders of record May 6, 2011.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Revenue,” which excludes other-than-temporary impairment charges and net gain on the sale of securities, and “Net Interest Margin, TE” are non-GAAP financial measures. The Company believes Adjusted Revenue is useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods.  Further information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the Non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company has secured a location in the Twin Cities market to establish a new branch bank to be operated as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2010, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curtis L. Hage, Chairman, President and Chief Executive Officer  (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2011	2010	2010	2011	2010
Interest, dividend and loan fee income:
Loans and leases receivable	$11,781	$12,540	$12,192	$37,029	$36,887
Investment securities and interest-earning deposits	1,396	1,471	1,928	4,350	6,213
	13,177	14,011	14,120	41,379	43,100
Interest expense:
Deposits	2,280	2,428	2,826	7,320	9,682
Advances from Federal Home Loan Bank and other borrowings	1,851	1,942	1,941	5,747	6,456
	4,131	4,370	4,767	13,067	16,138
Net interest income	9,046	9,641	9,353	28,312	26,962

Provision for losses on loans and leases	1,949	1,268	981	6,584	1,748

Net interest income after provision for losses on loans and leases	7,097	8,373	8,372	21,728	25,214

Noninterest income:
Fees on deposits	1,399	1,590	1,293	4,598	4,142
Loan servicing income	306	417	527	1,225	1,506
Gain on sale of loans, net	624	1,103	369	2,474	1,402
Earnings on cash value of life insurance	165	168	161	499	489
Trust income	170	162	173	486	637
Gain on sale of securities, net	132	94	229	623	1,365

Total other-than-temporary impairment losses	(399)	––	59	(399)	(2,022)
Portion of loss recognized in other comprehensive income	(150)	––	(263)	(150)	(380)
Net impairment losses recognized in earnings	(549)	––	(204)	(549)	(2,402)

Other	327	307	262	841	622
	2,574	3,841	2,810	10,197	7,761

Noninterest expense:
Compensation and employee benefits	5,400	5,532	5,078	16,479	15,380
Occupancy and equipment	1,185	1,138	1,161	3,462	3,345
FDIC insurance	471	407	325	1,222	985
Check and data processing expense	719	660	659	2,085	2,034
Professional fees	499	573	338	1,663	1,275
Marketing and community investment	215	469	319	1,090	1,284
Foreclosed real estate and other properties, net	31	110	34	166	101
Other	569	752	609	1,990	1,847
	9,089	9,641	8,523	28,157	26,251

Income before income taxes	582	2,573	2,659	3,768	6,724
Income tax expense	123	830	868	1,076	2,117

Net income	$459	$1,743	$1,791	$2,692	$4,607

Basic earnings per common share:	$0.07	$0.25	$0.26	$0.39	$0.86
Diluted earnings per common share:	$0.07	$0.25	$0.26	$0.39	$0.86
Basic weighted average shares:	6,978,561	6,970,787	6,938,538	6,965,120	5,378,964
Diluted weighted average shares:	6,981,533	6,973,214	6,940,628	6,966,878	5,384,144
Outstanding shares (end of period):	6,978,561	6,978,561	6,938,538	6,978,561	6,938,538

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	3/31/2011	12/31/2010	6/30/2010

Balance Sheet Data
Total assets	$1,207,283	1,226,033	$1,253,015
Cash and cash equivalents	30,890	18,995	20,805
Securities available for sale	263,943	260,664	264,442
Loans and leases receivable, net	825,257	847,530	862,704
Loans held for sale	6,669	17,013	25,287
In-Market Deposits	870,773	890,913	891,360
Out-of-Market Deposits	17,625	19,403	22,904
Advances from Federal Home Loan Bank and other borrowings	162,386	167,362	190,719
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	95,536	94,400	94,435

Common stockholder’s equity before OCI (1) to consolidated assets	8.20%	8.09%	7.83%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.05)	(0.13)	(0.05)
Net unrealized losses on defined benefit plan	(0.06)	(0.06)	(0.06)
Net unrealized losses on derivatives and hedging activities	(0.15)	(0.17)	(0.16)
Goodwill to consolidated assets	(0.36)	(0.36)	(0.35)
Tangible common equity to tangible assets	7.58%	7.37%	7.21%

Tangible book value per common share (2)	$13.06	$12.90	$12.97

Tier I capital (to adjusted total assets) (3)	9.39%	9.13%	8.69%
Tier I capital (to risk weighted assets) (3)	11.71%	11.31%	10.79%
Total risk-based capital (to risk-weighted assets) (3)	12.60%	12.22%	11.68%

Number of full-service offices	33	33	33

(1)   Accumulated other comprehensive income (loss).

(2)   Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)   Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	March 31, 2011		June 30, 2010
	Amount	Percent	Amount	Percent

One-to four-family (1)	$60,518	7.21%	$72,392	8.30%
Commercial real estate	221,874	26.45%	216,479	24.82%
Commercial business (2)	96,591	11.52%	99,892	11.45%
Multi-family real estate	47,619	5.68%	50,064	5.74%
Equipment finance leases	7,149	0.85%	10,642	1.22%
Consumer direct (3)	120,240	14.34%	122,832	14.08%
Consumer indirect (4)	3,089	0.37%	8,186	0.94%
Agricultural	263,848	31.46%	270,568	31.02%
Construction	17,824	2.12%	21,225	2.43%
Total loans and leases receivable (5)	$838,752	100.00%	$872,280	100.00%

(1) Excludes $5,723 and $20,394 loans held for sale at March 31, 2011 and June 30, 2010, respectively.

(2) Includes $2,489 and $2,599 tax exempt leases at March 31, 2011 and June 30, 2010, respectively.

(3) Excludes $946 and $4,893 student loans held for sale at March 31, 2011 and June 30, 2010, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	March 31, 2011		June 30, 2010
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$108,943	12.26%	$117,139	12.81%
Interest bearing checking accounts	$125,322	14.11%	100,231	10.96%
Money market accounts	$183,091	20.61%	189,821	20.76%
Savings accounts	$83,169	9.36%	83,136	9.09%
In-market certificates of deposit	$370,248	41.68%	401,033	43.86%
Out-of-market certificates of deposit	$17,625	1.98%	22,904	2.51%
Total deposits	$888,398	100.00%	$914,264	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2011	3/31/2010	3/31/2011	3/31/2010
Balance, beginning	$13,049	$8,512	$9,575	$8,470
Provision charged to income	1,949	981	6,584	1,748
Charge-offs	(1,531)	(602)	(2,818)	(1,416)
Recoveries	28	44	154	133
Balance, ending	$13,495	$8,935	$13,495	$8,935

	3/31/2011	12/31/2010	3/31/2010

Asset Quality
Nonaccruing loans and leases	$27,084	$26,859	$4,849
Accruing loans and leases delinquent more than 90 days	6,608	4,638	4,994
Foreclosed assets	664	164	1,294
Total nonperforming assets	$34,356	$31,661	$11,137

FAS Statement No. 5 Allowance for loan and lease losses	$8,692	$9,101	$8,653
FAS Statement No. 114 Impaired loan valuation allowance	4,803	3,948	282
Total allowance for loans and lease losses	$13,495	$13,049	$8,935

Ratio of nonperforming assets to total assets at end of period (1)	2.85%	2.58%	0.90%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	4.02%	3.66%	1.16%
Ratio of net charge offs to average loans and leases for the year-to-date period	0.40%	0.26%	0.20%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.61%	1.52%	1.05%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	40.05%	41.43%	90.78%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)          Percentages for the nine months ended March 31, 2011 and March 31, 2010, and the six months ended December 31, 2010 have been annualized.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Nine Months Ended
	March 31, 2011		March 31, 2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$877,233	5.62%	$852,249	5.77%
Investment securities (2) (3)	273,515	2.12%	247,056	3.35%
Total interest-earning assets	1,150,748	4.79%	1,099,305	5.22%
Noninterest-earning assets	83,924		77,148
Total assets	$1,234,672		$1,176,453

Interest-bearing liabilities:
Deposits:
Checking and money market	$277,647	0.53%	$230,015	0.56%
Savings	82,543	0.33%	72,158	0.36%
Certificates of deposit	423,409	1.89%	432,630	2.62%
Total interest-bearing deposits	783,599	1.24%	734,803	1.76%
FHLB advances and other borrowings	188,635	3.09%	205,067	3.30%
Subordinated debentures payable to trusts	27,837	6.56%	27,837	6.57%
Total interest-bearing liabilities	1,000,071	1.74%	967,707	2.22%
Noninterest-bearing deposits	104,126		93,956
Other liabilities	36,036		33,526
Total liabilities	1,140,233		1,095,189
Equity	94,439		81,264
Total liabilities and equity	$1,234,672		$1,176,453

Net interest spread (4)		3.05%		3.00%
Net interest margin (4) (5)		3.28%		3.27%
Net interest margin, TE (6)		3.32%		3.32%
Return on average assets (7)		0.29%		0.52%
Return on average equity (8)		3.80%		7.55%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the nine months ended March 31, 2011 and March 31, 2010 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	March 31, 2011		December 31, 2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$852,532	5.60%	$885,970	5.62%
Investment securities (2) (3)	271,829	2.08%	279,694	2.09%
Total interest-earning assets	1,124,361	4.75%	1,165,664	4.77%
Noninterest-earning assets	91,326		80,328
Total assets	$1,215,687		$1,245,992

Interest-bearing liabilities:
Deposits:
Checking and money market	$293,567	0.53%	$270,665	0.51%
Savings	91,433	0.33%	79,883	0.33%
Certificates of deposit	403,093	1.83%	429,799	1.86%
Total interest-bearing deposits	788,093	1.17%	780,347	1.23%
FHLB advances and other borrowings	165,654	3.43%	204,532	2.87%
Subordinated debentures payable to trusts	27,837	6.56%	27,837	6.56%
Total interest-bearing liabilities	981,584	1.71%	1,012,716	1.71%
Noninterest-bearing deposits	103,120		104,485
Other liabilities	35,810		34,810
Total liabilities	1,120,514		1,152,011
Equity	95,173		93,981
Total liabilities and equity	$1,215,687		$1,245,992

Net interest spread (4)		3.04%		3.06%
Net interest margin (4) (5)		3.26%		3.28%
Net interest margin, TE (6)		3.31%		3.32%
Return on average assets (7)		0.15%		0.55%
Return on average equity (8)		1.96%		7.36%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the three months ended March 31, 2011 and December 31, 2010 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Effective Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2011	2010	2010	2011	2010

Net interest income	$9,046	$9,641	$9,353	$28,312	$26,962
Taxable equivalent adjustment	131	117	139	377	429
Adjusted net interest income	9,177	9,758	9,492	28,689	27,391
Average interest-earning assets	1,124,361	1,165,664	1,126,939	1,150,748	1,099,305
Net interest margin, TE	3.31%	3.32%	3.42%	3.32%	3.32%

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2011	2010	2010	2011	2010

Net interest income	$9,046	$9,641	$9,353	$28,312	$26,962
Noninterest income	2,574	3,841	2,810	10,197	7,761
Total revenue	11,620	13,482	12,163	38,509	34,723
Gain on sale of securities, net	(132)	(94)	(229)	(623)	(1,365)
Net impairment losses recognized in earnings	549	––	204	549	2,402
Adjusted revenue	$12,037	$13,388	$12,138	$38,435	$35,760